

Andy Warhol (b. 1928–1987)



Andy Warhol was a pioneer of the Pop art movement and is widely regarded as one of the most significant art historical figures of the 20th century.

INVESTMENT THESIS

Price Appreciation of Similar Works

14.6%

Initial Offering

$2,442,000

Similar Sales



$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
89
94
99
04
09
14
19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant +38 years
2020 Auction Sales	significant $115,052,549
Repeat Sales	view

61% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- According to ArtFacts, Andy Warhol is the #1 most culturally significant artist, with over 4,200 exhibitions of his work having occurred worldwide.
- Warhol's top auction record is currently held by his 1963 masterpiece, Silver Car Crash (Double Disaster), which sold for an impressive $105,445,000 in November 2013.
- Warhol's Flower series is among his most iconic and commercial imagery, alongside the Campbell's Soup Cans and portraits of Marilyn Monroe.
- Top records for similar works include Flowers (1964), which sold for $2,490,500 in November 2012, followed by Flowers (1965), which sold for $2,415,000 in November 2019.
- While the Painting features a black and white background, similarly sized Flowers with a green grassy background have sold in excess of $3 million at auction: Flowers (1964) sold for $5,674,250 on May 16, 2019 and Flowers (1964) sold for $3,615,000 on May 16, 2018.
- Warhol continues to be one of the most important American artists of the last century. In 2018, the Whitney Museum of American Art organized a highly attended retrospective of the artist's work, which travelled to the San Francisco Museum of Modern Art and the Art Institute of Chicago.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$115,052,549

2020 Number of Lots Sold
1,576

ANDY WARHOL

b. 1928, PITTSBURGH–d. 1987, NEW YORK

Acrylic and silkscreen ink on canvas | 24 × 24 in. (61 × 61 cm.)



Andy Warhol was a pioneer of the Pop art movement and is widely regarded as one of the most significant art historical figures of the 20th century.

14.6%

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

$2,442,000

INITIAL OFFERING

T Painting is an excellent example of the artist's iconic and highly commercial Flowers series. Warhol began to paint *Flowers* in 1964 two years after his breakthrough 1962 show of Campbell's Soup Cans. In the Painting, Warhol contrasts a traditional subject matter, the still life, with a modern process of mechanical reproduction, silkscreen printing. The Painting is a well sized medium scale example from the series, the smallest of which measure around 5 inches by 5 inches, and the largest of which exceeds six feet in height and width. Typical of the series and executed with two bright commercial colors contrasted against the black and white background, the Painting features two pink and two orange blossoms.

Top records for similar works to the Painting are led by *Flowers* (1964), which sold for $2,490,500 on November 13, 2012, followed by *Flowers* (1965), which sold for $2,415,000 on November 13, 2019. While the Painting features a black and white background, similarly sized Flowers with a green grassy background have sold in excess of $3 million at auction: *Flowers* (1964) sold for $5,674,250 on May 16, 2019 and *Flowers* (1964) sold for $3,615,000 on May 16, 2018. The Painting was previously sold at Phillips on July 13, 2021 for £1,353,500 ($1,873,653) against an estimate of £1,000,000 to £1,500,000 ($1,384,302–$2,076,454). The series, scale and vibrant colors of the flowers make the Painting a commercial example by the artist.

Aside from Andy Warhol's namesake museum in Pittsburgh, the artist's works are included in numerous museum collections around the world, including the Museum of Modern Art and the Metropolitan Museum in New York, and the Tate in London, among others. According to ArtFacts, Andy Warhol is the #1 most culturally significant artist, with over 4,200 exhibitions of his work having occurred worldwide. In 2018, the Whitney Museum of American Art organized a highly attended traveling retrospective of the artist's work, which travelled to the San Francisco Museum of Modern Art and the Art Institute of Chicago. As of September 10, 2021, Andy Warhol's auction records are led by the aforementioned sale of *Silver Car Crash (Double Disaster)* (1963), followed by *Triple Elvis [Ferus Type]* (1963), which sold for $81,925,000 on November 12, 2014, and *Green Car Crash (Green Burning Car I)* (1963), which sold for $71,720,000 on May 16, 2007.

AS OF SEPTEMBER 10, 2021, WARHOL'S AUCTION RECORDS ARE LED BY *SILVER CAR CRASH (DOUBLE DISASTER)* (1963), WHICH SOLD FOR $105,445,000 ON NOVEMBER 13, 2013 FOLLOWED BY *TRIPLE ELVIS [FERUS TYPE]* (1963), WHICH SOLD FOR $81,925,000 ON NOVEMBER 12, 2014, AND *GREEN CAR CRASH (GREEN BURNING CAR I)* (1963), WHICH SOLD FOR $71,720,000 ON MAY 16, 2007.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$3M
$2M
$1M
1992
1997
2002
2006
2011
2016
2021

ANDY WARHOL, *FLOWERS* 1964-1965

Andy Warhol (b. 1928, Pennsylvania–d. 1987, New York) was born as Andrew Warhola, and became interested in fine art during his childhood in Pittsburgh. From 1945 to 1949, he attended the Carnegie Institute of Technology, now known as Carnegie Mellon University, and obtained a degree in pictorial design. After graduation, Warhol moved to New York City and was a successful magazine and ad illustrator before he became a leading artist of the 1960s Pop art movement. In the late 1950s, Warhol began devoting more attention to painting, and in 1961, he debuted his first "Pop Art" paintings focused on mass-produced commercial goods. In 1962, he exhibited the now-iconic paintings of Campbell's soup cans. He also painted celebrity portraits in vivid and garish colors; his most famous subjects include Marilyn Monroe, Elizabeth Taylor, Jackie Onassis, Mick Jagger and Mao Zedong.







ANDY WARHOL, *FLOWERS* 1964-1965

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Andy Warhol with the following criteria: works of the Flowers series created between 1964 and 1965 that measure around 22 inches by 22 inches or 24 inches by 24 inches that exhibit colorful blossoms and a black and white background. "Flowers" (1964) which sold on October 26, 2000 at Sotheby's London measures 20 inches by 20 inches, and is included in the comparative set. The comparative set includes one sale of two "Flowers" (1965), which were sold together as one lot on May 13, 2015 at Christie's New York for $4,197,000 against an estimate of $1,500,000 to $2,500,000. For the purposes of collating the comparative set, the aforementioned sale was split into two sales as "Flowers" (1965) and "Flowers" (1965), bearing the same sale date and lot number, each with half the realized price and estimates. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.6% CAGR implied from selected sales occurring from October 4, 1990 to July 13, 2021.

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